Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Sensus Healthcare Inc. on Form S-8 (File Nos. 333-221372, 333-212195, and 333-273922) of our report dated March 15, 2024, with respect to our audits of the consolidated financial statements of Sensus Healthcare, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2023.

Marcum LLPs

Tampa, Florida

March 15, 2024

Marcum LLP ■ 201 East Kennedy Boulevard ■ Suite 1500 ■ Tampa, Florida 33602 ■ Phone 813.397.4800 ■ Fax 813.397.4801 ■ www.marcumllp.com